Exhibit 3.d

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

- [x] **Certificate of Designation**
- [ ] **Certificate of Amendment to Designation - Before Issuance of Class or Series**
- [ ] **Certificate of Amendment to Designation - After Issuance of Class or Series**
- [ ] **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Eastside Distilling, Inc. Entity or Nevada Business Identification Number (NVID): NV20041379435
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series F-1 Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	[ ] Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. [ ] Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* There is hereby established and designated 1,000,000 shares of preferred stock as Series F-1 Preferred Stock, as described in Exhibit A hereto.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X /s/ Geoffrey Gwin Date: 10/07/2024 Signature of Officer

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 8/1/2023

EXHIBIT A TO

Certificate of Designations, Preferences and Rights of the

Series F-1 Convertible Preferred Stock of

Eastside Distilling, Inc.

Eastside Distilling, Inc. (the “Company”) has entered into that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among the Company, East Acquisition Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company, and Beeline Financial Holdings, Inc., a Delaware corporation (“Beeline”) pursuant to which the security holders of Beeline will be entitled to receive shares of convertible preferred stock of the Company. Capitalized words and terms not defined herein and are not descriptive shall have the meaning as set forth in Section 17 below.

Pursuant to the authority expressly conferred upon the Board of Directors of the Company (the “Board”) and by the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), the Board on October [__], 2024 hereby designates the Series F-1 Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges, limitations and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

1. Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Company designated as “Series F-1 Convertible Preferred Stock” (the “Preferred Shares”). The authorized number of Preferred Shares shall be 1,000,000 shares. Each Preferred Share shall have a par value of $0.0001. Each Preferred Share shall have a stated value equal to $0.50 (the “Stated Value”).

2. Ranking. All shares of capital stock of the Company, both common stock and any other series of preferred stock other than the Company’s Series B Preferred Stock, which shall rank senior to the Preferred Shares, and Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, which shall rank pari passu with the Preferred Shares, shall be junior in rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Junior Stock”). The rights of all such shares of Junior Stock of the Company shall be subject to the rights, powers, preferences and privileges of the Preferred Shares. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation shall result inconsistent therewith. For the avoidance of doubt, in no circumstance will a Preferred Share have any rights subordinate or otherwise inferior to the rights of shares of any Junior Stock (as defined above).

3. Conversion.

(a) Holder’s Conversion Right. Subject to the provisions of Section 3(e), at any time or times on or after the Charter Amendment Effectiveness Date (as defined below) (such date, the “Initial Conversion Date”), each holder of a Preferred Share (each, a “Holder” and collectively, the “Holders”) shall be entitled to convert any whole number of Preferred Shares into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 3(c) determined based on the Conversion Rate (as defined below).

(b) Conversion Rate. Each Preferred Share shall be convertible, at the option of the Holder thereof, at any time and from time to time, and without the payment of additional consideration by the Holder thereof, into such number of fully paid and non-assessable shares of Common Stock equal to the ratio determined by dividing (A) the Stated Value of such Preferred Share by (B) the Conversion Price (as defined below) in effect at the time of conversion (the “Conversion Rate”). The “Conversion Price” shall initially be $0.50. The Conversion Price shall be subject to adjustment as provided below, and for the avoidance of doubt, any adjustment to the Conversion Price as provided below shall result in a concordant adjustment to the number of shares of Common Stock into which each Preferred Share may be converted pursuant to the Conversion Rate. Notwithstanding anything in this Certificate of Designations to the contrary, in no event shall the Conversion Price be reduced to less than the Floor Price. For purposes of this Certificate of Designations, “Floor Price” shall mean 20% of the “Minimum Price” as such term is defined by rules and regulations of The Nasdaq Stock Market LLC.

No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Shares. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

(c) Mechanics of Conversion. The conversion of each Preferred Share shall be conducted in the following manner:

(i) Holder’s Conversion. To convert a Preferred Share into validly issued, fully paid and non-assessable share of Common Stock, on any date (a “Conversion Date”), a Holder shall deliver (whether via email or otherwise), for receipt on or prior to 11:59 p.m., New York, N.Y. time, on such date, a copy of an executed notice of conversion of the share(s) of Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of Preferred Shares, a Holder shall not be required to surrender the certificate(s) representing the Preferred Shares to the Company unless all of the Preferred Shares represented thereby are so converted, in which case, such Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Company the original certificates representing the share(s) of Preferred Shares (the “Preferred Share Certificates”) so converted as aforesaid.

(ii) Company’s Response. On or before the first Trading Day following the date of receipt by the Company of such Conversion Notice, the Company shall (1) provided that (x) the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and (y) shares of Common Stock to be so issued are otherwise eligible for resale pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if either of the immediately preceding clauses (x) or (y) are not satisfied, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Share Certificate(s) submitted for conversion pursuant to Section 3(c)(ii) is greater than the number of Preferred Shares being converted, then the Company shall if requested by such Holder, as soon as practicable and in no event later than three Trading Days after receipt of the Preferred Share Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Preferred Share Certificate representing the number of Preferred Shares not converted.

(iii) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iv) Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, to issue to a Holder within three Trading Days after the Company’s receipt of a Conversion Notice (whether via email or otherwise) (the “Share Delivery Deadline”), a certificate for the number of shares of Common Stock to which such Holder is entitled and register such shares of Common Stock on the Company’s share register or to credit such Holder’s or its designee’s balance account with DTC for such number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of any Preferred Shares (as the case may be) (a “Conversion Failure”), then, in addition to all other remedies available to such Holder, such Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned (as the case may be) any Preferred Shares that have not been converted pursuant to such Holder’s Conversion Notice, provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to the terms of this Certificate of Designations or otherwise. In addition to the foregoing, if within three Trading Days after the Company’s receipt of a Conversion Notice (whether via email or otherwise), the Company shall fail to issue and deliver a certificate to such Holder and register such shares of Common Stock on the Company’s share register or credit such Holder’s or its designee’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be), and if on or after such third Trading Day such Holder (or any other Person in respect, or on behalf, of such Holder) purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock, issuable upon such conversion that such Holder so anticipated receiving from the Company, then, in addition to all other remedies available to such Holder, the Company shall, within three Trading Days after such Holder’s request, which request shall include reasonable documentation of all fees, costs and expenses, and in such Holder’s discretion, either (i) pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other Person in respect, or on behalf, of such Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate or credit such Holder’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to so issue and deliver to such Holder a certificate or certificates representing such shares of Common Stock or credit such Holder’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock multiplied by (B) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause (ii). In addition to Holder’s other available remedies, the Company shall pay to Holder, in cash, as partial liquidated damages and not as a penalty, for each $1,000 of shares of Common Stock (based on Closing Sale Price of the shares of Common Stock which should be issued upon the Preferred Shares for which conversion had been requested, $10 per Trading Day for each Trading Day following the Share Delivery Deadline and increasing to $20 per Trading Day after the fifth Trading Day until such shares of Common Stock are delivered and registered. Nothing herein shall limit Holder’s right to pursue actual damages for the Company failure to timely deliver certificates representing Common Stock as required hereby and Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. Further, in the event the Company refuses to honor any Conversion or makes it known it will not honor any Conversion (the “Conversion Default Date”), the Holder will be entitled to damages at the higher of: (i) actual provable damages; or (ii) an amount determined as the product of N*H, where N is the number of shares that would have been issued upon conversion Preferred Share held by the Holder on the Conversion Default Date and H is the average closing price of the Common Stock during the time the Company fails or refuses to honor any Conversion until such time as the Holder elects to void its Conversion Notice.

(v) Book-Entry. Notwithstanding anything to the contrary set forth in this Section 2, upon conversion of any Preferred Shares in accordance with the terms hereof, no Holder thereof shall be required to physically surrender the certificate representing the Preferred Shares to the Company following conversion thereof unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted (in which event such certificate(s) shall be delivered to the Company as contemplated by this Section 3(c)(v) or (B) such Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares. Each Holder and the Company shall maintain records showing the number of Preferred Shares so converted by such Holder and the dates of such conversions or shall use such other method, reasonably satisfactory to such Holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of such Holder establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES F-1 PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 3(c) THEREOF. THE NUMBER OF SHARES OF SERIES F-1 PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES F-1 PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 3(c) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES F-1 PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

(d) Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof), transfer agent fees, issuance and other similar taxes that may be payable with respect to the issuance and delivery of shares of Common Stock upon the conversion of Preferred Shares.

(e) Limitation on Beneficial Ownership. Notwithstanding anything to the contrary contained in this Certificate of Designations, the Preferred Shares held by a Holder shall not be convertible by such Holder, and the Company shall not effect any conversion of any Preferred Shares held by such Holder, to the extent (but only to the extent) that such Holder or any of its affiliates would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Common Stock. To the extent the above limitation applies, the determination of whether the Preferred Shares held by such Holder shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by such Holder or any of its affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by such Holder and its affiliates) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability of a Holder to convert Preferred Shares, or of the Company to issue shares of Common Stock to such Holder, pursuant to this Section 3(e) shall have any effect on the applicability of the provisions of this Section 3(e) with respect to any subsequent determination of convertibility or issuance (as the case may be). For purposes of this Section 3(e), beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. The provisions of this Section 3(e) shall be implemented in a manner otherwise than in strict conformity with the terms of this Section 3(e) to correct this Section 3(e) (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this Section 3(e) shall apply to a successor holder of Preferred Shares. For any reason at any time, upon the written or oral request of a Holder, the Company shall within one Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Certificate of Designations. By written notice to the Company, any Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to such Holder sending such notice and not to any other Holder. Notwithstanding the foregoing and for avoidance of doubt, to comply with the rules and regulations of the Principal Market, the Company shall not effect any conversion of any Preferred Shares prior to the Shareholder Approval Date, to the extent such conversion would result in the issuance of shares of Common Stock, in the aggregate and taking into account prior conversions of Preferred Shares and other issuances of Common Stock pursuant to or in connection with the Merger Agreement and the transactions contemplated thereby, in excess of 19.99% of the Company’s outstanding Common Stock as of the Initial Issuance Date, or such other lesser percentage, if required by the Principal Market, such that the conversion does not violate the rules and regulations of the Principal Market without first obtaining Shareholder Approval in accordance with the Principal Market rules and regulations.

4. Adjustments.

(a) Adjustment of Conversion Rate upon Subdivision or Combination of Common Stock. With respect to any unconverted Preferred Shares, if the Company at any time on or after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price for any unconverted shares in effect immediately prior to such subdivision will be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each Preferred Share shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. With respect to any unconverted Preferred Shares, if the Company at any time on or after the Initial Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price for any unconverted shares in effect immediately prior to such combination will be proportionately increased so that the number of shares of Common Stock issuable on conversion of each Preferred Share shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment pursuant to this Section 4(a) shall become effective immediately after the effective date of such subdivision or combination.

(b) Rights Upon Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless: (i) the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designations in accordance with the provisions of this Section 4(b) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations, including, without limitation, having a dividend rate equal to dividend rate of the Preferred Shares held by the Holders and having similar ranking to the Preferred Shares, and reasonably satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose shares of common stock are quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Company herein and therein. In addition to the foregoing, upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to each Holder confirmation that there shall be issued upon conversion of the Preferred Shares at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Section 4(a), which shall continue to be receivable thereafter)) issuable upon the conversion of the Preferred Shares prior to such Fundamental Transaction, such shares of publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity) that each Holder would have been entitled to receive upon the happening of such Fundamental Transaction had all the Preferred Shares held by each Holder been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of the Preferred Shares contained in this Certificate of Designations), as adjusted in accordance with the provisions of this Certificate of Designations. The provisions of this Section 4 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Preferred Shares. For the avoidance of doubt, the Holder shall be entitled to the benefits of the provisions of this Section 4(b) regardless of whether (i) the Company has sufficient authorized shares of Common Stock for the issuance of the Conversion Shares and/or (ii) a Fundamental Transaction occurs prior to the Initial Conversion Date.

(c) Calculations. All calculations under this Section shall be made to the nearest cent or nearest 1/100th of a share, as the case may be. For purposes of this Section 4, the nearest number of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of Common Stock (excluding any treasury shares, if any) issued and outstanding.

(d) Notice to Holder.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 4, the Company shall promptly give notice to the Holder setting forth the Conversion Price after such adjustment and any resulting adjustment to the number of Conversion Shares and setting forth a statement of the facts requiring such adjustment (“Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section, upon the occurrence of any Dilutive Issuance or other reduction of the Conversion Price, the Holder is entitled to receive a number of Conversion Shares based upon the reduced Conversion Rate regardless of whether the Holder accurately refers to the Conversion Price in the Notice of Conversion.

(ii) Notice to Allow Conversion by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock are converted into other securities, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, the Company shall deliver to the Holder at its last address as it shall appear upon the books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to convert these Preferred Shares during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein

5. Authorized Shares; Other Matters.

(a) Reservation. Beginning on the Initial Conversion Date, the Company shall reserve out of its authorized and unissued Common Stock a number of shares of Common Stock equal to 100% of the total number of Conversion Shares issuable upon full conversion of all outstanding Preferred Shares pursuant to this Certificate of Designations, without giving effect to the Beneficial Ownership Limitation, as such amount may be reduced following conversions or otherwise changed pursuant to this Certificate of Designations. Following the Initial Conversion Date, so long as any of the Preferred Shares are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, as of any given date, 100% of the number of shares of Common Stock as shall from time-to-time be necessary to effect the full conversion of all of the Preferred Shares then outstanding, without giving effect to the Beneficial Ownership Limitation, provided that at no time shall the number of shares of Common Stock so available be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions contained in this Certificate of Designations) (the “Required Amount”). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder on the Initial Issuance Date or increase in the number of reserved shares (as the case may be) (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.

(b) Insufficient Authorized Shares.

(i) The Company shall use its best efforts to obtain the Shareholder Approval and to cause the Initial Conversion Date to occur within the minimum period of time practicable in accordance with applicable laws, rules and regulations, including those enforced or promulgated by the Securities and Exchange Commission (the “SEC”), the Principal Market and the State of Nevada. Without limiting the generality of the foregoing, the Company shall hold a meeting of its shareholders to obtain Shareholder Approval within 40 days of the Initial Issuance Date, and every 40 days thereafter, until Shareholder Approval is obtained, and the Company shall comply with all proxy and information statement and mailing and effective date requirements set forth in rules and regulations of the SEC (including the time periods provided for therein) and applicable state laws and provisions of its Articles of Incorporation and Bylaws with respect to the Shareholder Approval. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its best efforts to solicit the Shareholder Approval and to cause its Board of Directors to recommend to the shareholders of the Company that they approve such proposals as are contemplated by the Shareholder Approval. Without limiting the generality of the foregoing, the Company shall file with the SEC a proxy statement containing the information specified in Schedule 14A with respect to such meeting seeking Shareholder Approval and mail such proxy statement to shareholders of the Company as soon as practicable thereafter in accordance with the rules and regulations of the SEC. The Company shall promptly provide responses (including filing an amended Schedule 14A) to the SEC with respect to any comments received from the SEC on any proxy statement filed in accordance with this Section 5(b), and the Company shall cause the proxy statement to be mailed promptly after the staff of the SEC advises the Company that it has no further comments thereon or that the Company may commence mailing of the proxy statement, but in no ever later than two Trading Days thereafter.

(ii) If, notwithstanding Sections 5(a) and 5(b)(i) and not in limitation thereof, at any time following the Initial Conversion Date and while any of the Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unissued shares of Common Stock to satisfy its obligation to have available for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Amount (an “Authorized Share Failure”), then the Company shall immediately take all reasonable action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve and have available the Required Amount for all of the Preferred Shares then outstanding within the minimum period of time practicable in accordance with applicable laws, rules and regulations, including those enforced or promulgated by the SEC, the Principal Market and the State of Nevada. In the event of any Authorized Share Failure, the Company shall comply with and follow the terms and procedures set forth in Section 5(b)(i) to obtain the requisite shareholder approval and amendment to its Articles of Incorporation.

(iii) In the event the Company can comply with this Section 5(b) using the written consent of its shareholders in lieu of a meeting in accordance with applicable laws, rules and regulations, the Company shall pursue such consent, adhering to the requirements of the SEC and the Principal Market, to cause the Shareholder Approval or remediation of any subsequent Authorized Share Failure within the minimum amount of time practicable in compliance with applicable laws, rules and regulations, and in any event within a shorter time period than those contemplated in Sections 5(b)(i) or (ii) with respect to a meeting of its shareholders.

(c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 4(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents (as defined below) or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Preferred Shares (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that such Holder’s right to participate in any such Purchase Right would result in such Holder exceeding the Beneficial Ownership Limitation, then such Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for such Holder until such time not to exceed 12 months as its right thereto would not result in such Holder exceeding the Beneficial Ownership Limitation provided Holder complies with all of the other obligations of a beneficiary of the Purchase Rights that would not result in Holder exceeding the Beneficial Ownership Limitation.

(d) Pro Rata Distributions. During such time as the Preferred Shares are outstanding, if the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), then, in each such case, each Holder shall be entitled to participate in such Distribution to the same extent that such Holder would have participated therein if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Holder’s Preferred Shares (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that any Holder’s right to participate in any such Distribution would result in such Holder exceeding the Beneficial Ownership Limitation, then such Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of such Holder until such times, not in excess of 12 months, as its right thereto would not result in such Holder exceeding the Beneficial Ownership Limitation).

(e) Adjustment for Stated Percentage.

(i)	The aggregate combined percentage of the shares of Common Stock underlying the Preferred Shares, together with the shares of Series F Convertible Preferred Stock of the Company (the “Series F,” and together with the Preferred Shares, the “Holders’ Shares”)) which were issued or are issuable pursuant to the Merger Agreement, represent 82.5% of the issued and outstanding Common Stock on a fully diluted basis, after giving effect to full conversions of the Holders’ Shares without giving effect to any limitations on conversions applicable to the Holders’ Shares (such percentage, the “Stated Percentage”). From (i) the shares of Common Stock issued and outstanding as of the Initial Issuance Date, (ii) shares of Common Stock issuable upon conversion of Series B, Series C, Series D, and Series E Convertible Preferred Stock, (iii) shares of Common Stock issuable upon conversion of securities issued in connection with an initial financing of at least $1,500,000 and not to exceed $3,250,000, and (iv) securities issuable to settle alleged liabilities of the Company existing as of the Initial Issuance Date whether known or unknown to the Company (such shares of Common Stock issued or issuable under clauses (i), (ii), (ii) and (iv) are defined as the “Measuring Shares”), there can be no more than 14,848,485 shares of Common Stock which may be issued or issuable without adjustment under this Section 5(e) (the “Maximum Amount”). For a period of two years following the Initial Issuance Date, if the number of Measuring Shares exceeds the Maximum Amount, the Conversion Rate shall be appropriately adjusted by reducing the Conversion Price resulting in an increase of the number of shares of Common Stock underlying the Holders’ Shares in a manner necessary to preserve the 82.5% ratio of the Holders’ Shares to the Measuring Shares. The adjustments set forth herein and the resulting increase in shares of Common Stock underlying the Holders’ Shares shall be applied to all Holders’ Shares then outstanding on a pro rata basis in accordance with each such Holders’ pro rata percentage of the Holders’ Shares then outstanding as of the applicable date in question. In no event shall more than 70,000,000 additional shares of Common Stock be issuable pursuant to this Section 5(e)(i) (the “Capped Amount”).

(ii)	Holdback by the Holders. For a period of one year from the Initial Issuance Date, a number of Holders’ Shares representing 10% of the shares of Common Stock underlying the Holders’ Shares as of the Initial Issuance Date (the “Holdback Shares”), and such underlying shares of Common Stock, shall be subject to lock-up restrictions and shall not be sold, transferred or otherwise encumbered by the Holders (the “Holdback Amount”). On the expiration of such one-year period, if the number of Measuring Shares issued and outstanding on a fully-diluted basis exceeds the Maximum Amount, the Holdback Shares shall be released and may be issued upon conversion. If as of such date the number of Measuring Shares issued and outstanding on a fully-diluted basis is less than the Maximum Amount, the shares of Common Stock issuable upon conversion of the Holders’ Shares pursuant to the adjustments set forth in this Section 5(e) shall be reduced pro rata so as to preserve the 82.5% ratio of the Holders’ Shares to the Measuring Shares. Provided, however, such reduction may not exceed the Holdback Amount. This Section 5(e)(ii) shall apply pro rata to the Holders of the Holders’ Shares as of such date.

(iii)	Monitor of Stated Percentage; Notice to Holders. Within 30 days following the end of each calendar quarter for a period of two years from the Initial Issuance Date the Board of Directors of the Company shall determine whether the number of Measuring Shares has been increased or reduced in the preceding calendar quarter. To the extent that the number of Measuring Shares results in a reduction of the Capped Amount as a result of conversions of or changes in the Series E Convertible Preferred Stock, the Company shall publicly disclose such change and notify the Holders in writing of any such change, which notice shall include in writing the calculations, factual matters to which they relate, and the results thereof. In addition, the Company shall promptly notify the Holders of any adjustments pursuant to this Section 5(e), including the Conversion Rate and number of shares underlying the Holders’ Shares on an itemized basis with respect to both the Preferred Shares and the shares of Series F, and on an individualized basis with respect to each applicable Holder, and the calculations and information used in determining same in same manner as set forth above.

(iv)	In the event of any conflict or inconsistency between this Section 5(e) and any other provision of this Certificate of Designations, the provisions of this Section 5(e) shall prevail.

(v)	This Section 5(e) is subject to adjustment in connection with any of the events referred to in Section 4(a). Any fractional shares resulting from the adjustments set forth in this Section 5(e) shall be rounded up to the nearest whole share.

6. Voting Rights. Holders of the Preferred Shares shall be entitled to vote on an as-converted basis with the holders of shares of Common Stock (except as otherwise required by applicable law, including the NRS) on all matters brought before the shareholders of the Company; provided, however, that Holders of Preferred Shares will not be entitled to vote on any matters for which shareholder approval is sought in order to comply with the rules and regulations of the Principal Market and on which the Holders are not entitled or are precluded from voting pursuant to the rules and regulations of the Principal Market.

Holders of the Preferred Shares shall be entitled to written notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders), which notice shall be provided pursuant to and in accordance with the Company’s Bylaws and the NRS.

7. Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its shareholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of Junior Stock, an amount per Preferred Share equal to the amount per share such Holder would receive if such Holder converted such Preferred Shares into Common Stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of parity stock, then each Holder and each holder of parity stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of parity stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and all holders of shares of parity stock. To the extent necessary, the Company shall cause such actions to be taken by each of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 7. All the preferential amounts to be paid to the Holders under this Section 7 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of Junior Stock in connection with a Liquidation Event as to which this Section 7 applies. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

8. Participation. In addition to any adjustments pursuant to Section 4, the Holders shall, as holders of Preferred Shares, be entitled to receive such dividends paid and distributions made to the holders of shares of Common Stock to the same extent as if such Holders had converted each Preferred Share held by each of them into shares of Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of shares of Common Stock (provided, however, to the extent that a Holder’s right to participate in any such dividend or distribution would result in such Holder exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such dividend or distribution to such extent (or the beneficial ownership of any such shares of Common Stock as a result of such dividend or distribution to such extent) and such dividend or distribution to such extent shall be held in abeyance for the benefit of such Holder until such time, if ever, as its right thereto would not result in such Holder exceeding the Maximum Percentage). Except as provided in this Section 8, no dividends shall accrue or be payable with respect to the Preferred Shares.

9. Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Shares shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Shares and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

10. Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing Preferred Shares (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Company shall execute and deliver new certificate(s) of like tenor and date.

11. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required, to the extent permitted by applicable law. The Company shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Company’s compliance with the terms and conditions of this Certificate of Designations.

12. Non-circumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designations, the Company (i) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Preferred Shares and (ii) shall, so long as any Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the Preferred Shares then outstanding (without regard to any limitations on conversion contained herein).

13. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any Person as the drafter hereof.

14. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) delivered by reputable air courier service with charges prepaid, next Trading Day delivery, or (iii) transmitted by email, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by email, with evidence of confirmation, at the address designated below (if delivered on a Trading Day during normal business hours where such notice is to be received), or the first Trading Day following such delivery (if delivered other than on a Trading Day during normal business hours where such notice is to be received) or (b) on the second Trading Day following the date of transmittal by express courier service, fully prepaid, addressed to such address. The addresses for such communications shall be: (i) if to the Company, to: 2321 NE Argyle Street, Unit D, Portland, Oregon 97211, Attention: Geoffrey Gwin, Chief Executive Officer, ggwin@eastsidedistilling.com; and (ii) if to the Holders, to: the addresses and email address on record with the Company.

15. Preferred Shares Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name, address and email address of the Persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the Person in whose name any Preferred Shares are registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

16. Shareholder Matters; Amendment.

(a) Shareholder Matters. Any shareholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the NRS, the Articles of Incorporation, this Certificate of Designations or otherwise with respect to the issuance of Preferred Shares may be effected by written consent of the Company’s shareholders or at a duly called meeting of the Company’s shareholders, all in accordance with the NRS. This provision is intended to comply with the applicable NRS sections permitting shareholder action, approval and consent affected by written consent in lieu of a meeting.

(b) Amendment. This Certificate of Designations or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the NRS, of the Required Holders, voting separately as a single class, and with such other shareholder approval, if any, as may then be required pursuant to the NRS and the Articles of Incorporation.

17. Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a) “1934 Act” means the Securities Exchange Act of 1934, as amended.

(b) “Bloomberg” means Bloomberg, L.P.

(c) “Certificate of Designations” means Certificate of Designations, Preferences and Rights of the Series F-1 Convertible Preferred Stock of Eastside Distilling, Inc

(d) “Charter Amendment” means a Certificate of Amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock in an amount sufficient to provide for issuance of all Conversion Shares and for the Company to reserve a number of authorized and unissued shares of Common Stock equal to the Required Amount.

(e) “Charter Amendment Effectiveness Date” means the first Trading Day following effectiveness of the Charter Amendment filed with the Secretary of State of the State of Nevada.

(f) “Closing Sale Price” means, for any security as of any date, the last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price (as the case may be) then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Pink Market operated by OTC Markets Group Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the applicable Holder. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(g) “Common Stock” means (i) the Company’s shares of common stock, $0.0001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(h) “Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(i) “Conversion Shares” means shares of Common Stock issuable upon conversion of the Preferred Shares.

(j) “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(k) “Eligible Market” means The New York Stock Exchange, the NYSE American, The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market.

(l) “Fundamental Transaction” shall means that (i) the Company or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Company or any of its Subsidiaries is the surviving corporation) any other Person, or (B) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person, or (C) make, or allow any other Person to make, a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (D) consummate a stock or share exchange agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share exchange agreement or other business combination), or (E) reorganize, recapitalize or reclassify the Common Stock, or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Company. Notwithstanding the foregoing, the term Fundamental Transaction shall not include the transactions contemplated by the Merger Agreement.

(m) “Initial Issuance Date” means the date on which the Preferred Shares are issued.

(n) “Liquidation Event” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries, taken as a whole. Notwithstanding the foregoing, the term Fundamental Transaction shall not include the transactions contemplated by the Merger Agreement.

(o) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(p) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(q) “Principal Market” means the market on which the Common Stock is listed or quoted for trading as of the date in question. As of the Initial Issuance Date, the Principal Market is The Nasdaq Capital Market.

(r) “Required Holders” means holder of at least a majority of the outstanding Preferred Shares.

(s) “SEC” means the U.S. Securities and Exchange Commission.

(t) “Securities” means, collectively, the Preferred Shares and the shares of Common Stock issuable upon conversion of the Preferred Shares.

(u) “Shareholder Approval” means (a) such approval as may be required by the applicable rules and regulations of The Nasdaq Stock Market LLC (or any successor entity) from the shareholders of the Company with respect to issuance of all of the Conversion Shares upon the conversion of the Preferred Shares, and (b) approval for the Company to file the Charter Amendment.

(v) “Shareholder Approval Date” means the first trading day following the Company’s notice to the Holders of Shareholder Approval, which notice shall be provided within two Trading Days of the Company’s receipt of Shareholder Approval. Notwithstanding anything to the contrary, such notice shall be deemed to be given by a public filing with the SEC disclosing the effectiveness of the Shareholder Approval.

(w) “Subsidiary” means any subsidiary of the Company and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

(x) “Successor Entity” means the Person (or, if so elected by the Required Holders, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Required Holders, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(y) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Required Holders.

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